DREYFUS INTERNATIONAL FUNDS, INC.

                                DISTRIBUTION PLAN

      Introduction: It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution Plan (the "Plan") in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"). The Plan would pertain to each series of the Fund, and each class of shares of each series, set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"). Under the Plan, the Fund would pay
(a) for the costs and expenses of preparing, printing and distributing its prospectuses and statement of additional information, and (b) the Fund's distributor (the "Distributor") for distributing the shares of each class and for advertising and marketing relating to each Class (the payments in this clause (b) being referred to as, "Distribution Payments"). If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.
      The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purpose.
      In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.
      The Plan: The material aspects of this Plan are as follows:
1. The Fund shall pay all costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders of each Class. The Fund also shall pay an amount of the costs and expenses in connection with (a) preparing, printing and distributing the Fund's prospectuses and statement of additional information used for other purposes and (b) implementing and operating this Plan, such aggregate amount may not exceed in any fiscal year of the Fund the greater of $100,000 or .005 of 1% of the average daily value of the net assets attributable to each Class for such fiscal year.
      2. (a) The aggregate annual fee the Fund may pay under this Plan for Distribution Payments is .50 of 1% of the value of the average daily net assets attributable to each Class for such year. (b)
      The Distributor may pay third parties in respect of distribution services. The Distributor shall determine the amounts to be paid to such persons under this Plan and the basis on which such payments will be made. Such payments are subject to compliance by such persons with the terms of any related Plan agreement between such person and the Distributor.
      3. For the purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.
      4. The Fund's Board shall be provided, at least quarterly, with a written report of all documents expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended. 5. As to each Class, this Plan which initially became effective on August 24, 1994, will become effective as amended on the effective date of the Distribution Agreement between the Distributor and the Fund. 6. As to each Class, this Plan, as amended, shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purposes of voting on the approval of this Plan. 7. As to each Class, this Plan may be amended at any time by the Fund's Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 6 hereof.
      8. As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan or (b) vote of the holders of a majority of the outstanding shares of such Class.


Dated:     May 24, 1994
Revised:  March 6, 2000

                                      EXHIBIT A




                                          Fee as a Percentage of
      Name of Series                                Average Daily Net Assets
      ---------------                               ------------------------
      Dreyfus International Growth                  .50%
      Fund